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                                                                    EXHIBIT 3.5

                                                    STATE OF DELAWARE
                                                   SECRETARY OF STATE
                                                 DIVISION OF CORPORATIONS
                                                 FILED 08:00 AM 01/28/1998
                                                   981032906 - 2456424


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                       CERTIFICATE OF OWNERSHIP AND MERGER
                                    MERGING
                                 PAGEMART, INC.
                                      INTO
                            PAGEMART WIRELESS, INC.

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                           Pursuant to Section 253 of the
                  General Corporation Law of the State of Delaware

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         PageMart Wireless, Inc. ("PARENT"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "GENERAL CORPORATION LAW"), does hereby certify that:

         FIRST: PageMart, Inc., a Delaware corporation (the, "COMPANY"), was incorporated on May 8, 1989, pursuant to the General Corporation Law and is existing thereunder.

         SECOND: Parent was incorporated on November 29, 1994, pursuant to the General Corporation Law and is existing thereunder.

         THIRD: Parent owns of record 100% of the outstanding shares of Common Stock (the "SHARES") of the Company, the Sharer, being the only stock of the Company outstanding.

         FOURTH: At a meeting of the board of directors held on November 13, 1997, the board of directors of Parent adopted the following resolutions providing for the merger (the "MERGER") of the Company into Parent, which resolutions have not been amended or rescinded and are in full force and effect:

                   RESOLVED, that pursuant to Section 253 of the General Corporation Law of the State of Delaware, Pagemart, Inc. ("PAGEMART") shall be merged with and into the Corporation (the "MERGER"), whereupon the separate existence of PageMart shall cease, and the Corporation shall be the Surviving Corporation (the "SURVIVING CORPORATION");





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                   RESOLVED, that the Merger is hereby approved pursuant to the provisions of Section 253 of the General Corporation Law of the State of Delaware;

                   RESOLVED, that the Merger shall become effective upon filing of the Certificate of Ownership and Merger (the "EFFECTIVE TIME"); provided, however that the Merger shall not become effective until such time as (a) PageMart shall have consummated its tender offer for, and solicitation of consents to permit the Merger and the Note Issuance
         (as defined below) from the holders of, its 12 1/4% Senior Discount Notes due 2003, (b) the Corporation shall have consummated its solicitation of consents to permit the Merger and the Note Issuance
         (as defined below) from the holders of its 15% Senior Discount
         Exchange Notes due 2005, (c) the Revolving Credit Agreement with BT Commercial Corporation, as Agent, and Bankers Trust Company, as Issuing Bank shall have been amended to permit the Merger and the Note
         Issuance (as defined below); (d) the consent of the Federal Communication Commission with respect to the transfer in the Merger of the communication licenses held by PageMart or its Subsidiaries shall have been obtained, (e) the Corporation shall have received all other consents or approvals necessary to permit the Merger or Note Issuance other than those that the failure to receive would not have a material adverse effect on the Corporation and (f) Morgan Stanley & Co. Incorporated shall have advised the Board of Directors of the Corporation that all conditions (other than the Merger) to the issuance of the Corporation's Senior Discount Notes due 2007 (the
         "NOTE ISSUANCE") shall have been satisfied or waived;

                   RESOLVED, that at the Effective Time each share of common stock, par value $.0001 per share, of PageMart outstanding immediately prior to the Effective Time be retired;

                   RESOLVED, that from and after the Effective Time, until successors are duly elected or appointed in accordance with applicable law, the directors of the Corporation at the Effective Time shall be the directors of the Surviving Corporation, and the officers the Corporation of at the Effective Time shall be the officers of the Surviving Corporation;

                   RESOLVED, that from and after the Effective Time, the name of the Surviving Corporation shall be "PageMart Wireless, Inc.";

                   RESOLVED, that from and after the Effective Time, the bylaws and certificate of incorporation of the Corporation shall be the bylaws and certificate of incorporation of the Surviving Corporation; and



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                   RESOLVED, that the officers of the Corporation are, and each of them hereby is, authorized and directed to take or cause to be taken all such further actions, and to execute and deliver or cause to be delivered all such further instruments and documents in the name and on behalf of the Corporation (including, without limitation, a Certificate of Ownership and Merger in the form approved by counsel for the Corporation) and to incur all such fees and expenses, all as in their judgment they deem necessary or advisable in order to carry into effect each of the foregoing resolutions, and that the actions of any officer of the Corporation authorized by the foregoing resolutions or which would have been authorized by the foregoing resolutions except that such actions were taken prior to the adoption of such resolutions be, and they hereby are, ratified, confirmed, approved and adopted as actions of the Corporation.



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                   IN WITNESS WHEREOF, PageMart Wireless, Inc. has caused this
         Certificate of Ownership and Merger to be executed in its corporate name by its duty authorized officer this 28th day of January, 1998.

                                         PAGEMART WIRELESS, INC.

                                         By: /s/  G. CLAY MYERS
                                             ---------------------------------
                                            Name: G. Clay Myers
                                            Title: Vice President Finance,
                                                   Chief Financial Officer and
                                                   Treasurer



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